FOR IMMEDIATE RELEASE

Piedmont’s Skains to Undergo Elective Surgery in January

Recovery from procedure to repair genetic abnormality in cerebral blood vessel expected to take three to four weeks.

CHARLOTTE, N.C., December 16 /PRNewswire – First Call/ — - Piedmont Natural Gas (NYSE: PNY) announced today that Thomas E. Skains, Chairman, President and Chief Executive Officer will undergo elective surgery on January 4 to repair a genetic abnormality in a cerebral blood vessel. During his anticipated three to four week recovery, Mr. Skains will delegate his management duties and responsibilities to David J. Dzuricky, Senior Vice President and Chief Financial Officer, who, along with the rest of the Company’s executive management team, will ensure operations continue in normal course. Malcolm E. Everett III, Piedmont’s Independent Lead Director, will assume the Board Chairman role during this period of time, pursuant to the Company’s Corporate Governance Guidelines.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to more than one million residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 52,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com/.

Source: Piedmont Natural Gas

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